Exhibit 99.1

TTEC Increases its Credit Facility to $1.5 Billion

DENVER, November 29, 2021 – TTEC Holdings, Inc. (NASDAQ: TTEC), one of the largest, global CX (customer experience) technology and services innovators for end-to-end digital CX solutions, announced today that on November 23, 2021 it amended and extended its credit facility, increasing the total commitment amount by $300 million to $1.5 billion and extending the maturity to November 2026.

The credit facility will provide TTEC with increased financial capacity and flexibility to support growth-oriented investments, strategic acquisitions, and discretionary capital distributions.

”Our strong cash generation, cash reserves and additional borrowing capacity under the credit facility provides us with significant flexibility to further invest in our business and execute on strategic acquisitions,” commented Dustin Semach, chief financial officer of TTEC.

Paul Miller, senior vice president and treasurer of TTEC, remarked, “We are pleased with the outcome of our credit facility amendment initiative. We achieved our objectives to increase the commitment amount, extend the maturity date, and obtain favorable pricing and other terms and conditions. TTEC’s executive leadership team values the strong partnership with our relationship banks and their continuing support of our business and strategy."

Commitments were provided by a syndicate of banks arranged by Wells Fargo Securities, LLC serving as Left Lead Arranger and Left Bookrunner and BofA Securities, Inc., PNC Bank National Association, U.S. Bank, National Association, and Bank of the West, serving as Joint Lead Arrangers and Joint Bookrunners.

ABOUT TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest, global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform.  Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the company’s Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions.  The company’s Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud mitigation, and data annotation solutions. Founded in 1982, the Company’s singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company's nearly 62,300 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com

Investor Relations Contact Paul Miller +1.303.397.8641	Public Relations Contact Tim Blair +1.303.397.9267	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832